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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     STANGER                         KENT                 W.
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     (Last)                          (First)              (Middle)
     1600 West Merit Parkway
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                                    (Street)
     South Jordan                    UT                   84095
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     (City)                          (State)                (Zip)

     Merit Medical Systems, Inc. (MMSI)
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2.   Issuer Name and Ticker or Trading Symbol


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     December 12, 2002
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4.   Statement for Month/Year

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5.   If Amendment, Date of Original (Month/Year)


                                Page 1 of 2 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]   10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)
                   Chief Financial Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock,
No Par Value          12/11/02          G              175      D                                  D
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Common Stock,
No Par Value          12/12/02          G              230      D                                  D
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Common Stock,
No Par Value                                                                         385,808
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Common Stock,                                                                                                401(K)
No Par Value          N/A                                                             26,078       I         Plan(1)
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Common Stock,                                                                                                Employee stock
No Par Value          N/A                                                              1,923       D         purchase plan
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Common Stock,                                                                                                By trust
No Par Value          N/A                                                              2,906       I         (deferred comp
                                                                                                             plan)
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Explanation of responses:
(1) Represent plan holdings as of 10/28/02

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



     /s/ Kent W. Stanger                         12/13/2002
-----------------------------------              -----------
      **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                Page 2 of 2 Pages